Filed pursuant to Rule 424(b)(5)
Registration No. 333-280906

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 19, 2024)

4,300,000 Shares

Sonida Senior Living, Inc.

Common Stock

We are offering 4,300,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “SNDA.” The last reported sales price of our common stock on the NYSE on August 14, 2024 was $30.34 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 2 of the accompanying base prospectus, as well as the other risk factors that we incorporate by reference into this prospectus supplement and the accompanying base prospectus.

	Per Share	Total
Public offering price	$27.00	$116,100,000
Underwriting discount(1)	$1.215	$5,224,500
Proceeds, before expenses, to us	$25.785	$110,875,500

(1)	Please read “Underwriting” in this prospectus supplement for a description of all underwriting compensation payable in connection with this offering.

We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 645,000 additional shares of common stock from us on the same terms and conditions set forth above.

Conversant Capital, LLC or one or more of its affiliates (“Conversant”) has indicated an interest in purchasing an aggregate of up to $75 million of shares of common stock in this offering at a price per share equal to the public offering price. In addition, Silk Partners, LP and its affiliates, including Siget, LLC and Sam Levinson (collectively “Silk”), have independently indicated an interest in purchasing an aggregate of up to $10 million of shares of common stock in this offering at a price per share equal to the public offering price. However, as these indications of interest are not binding agreements or commitments to purchase, Conversant and Silk could each independently determine to purchase more, less or no shares of common stock in this offering, or the underwriters could determine to sell more, less or no shares of common stock to Conversant or Silk. We have requested that the underwriters make an issuer-directed allocation to Conversant of the amount of shares Conversant has indicated an interest in purchasing. The underwriters will receive the same discount on any shares of common stock purchased by Conversant or Silk as they will from any other shares of common stock sold to the public in this offering. For more information about Conversant and Silk, please see “Summary—Our Principal Stockholders.”

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about August 19, 2024.

Morgan Stanley	RBC Capital Markets	BMO Capital Markets

Prospectus Supplement dated August 15, 2024

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common stock. If the information about this offering of common stock varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell common stock in any jurisdiction where an offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is only accurate and complete as of the dates shown in such documents, and any information we have incorporated by reference herein is only accurate and complete as of the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of the date set forth within such document as the date as of which such particular information is provided), regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of a universal shelf registration statement on Form S-3 that we initially filed with the Securities and Exchange Commission (the “SEC”), on July 19, 2024 and that was declared effective by the SEC on July 30, 2024. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock, including the price, the number of shares of our common stock being offered and the risks of investing in this offering of our common stock. The second part is the accompanying base prospectus, which gives more general information about the securities we may offer in one or more offerings from time to time under our shelf registration statement, some of which may not apply to this offering of common stock. Generally, when we refer to the “prospectus,” we are referring to this prospectus supplement and the accompanying base prospectus combined, including the documents incorporated by reference herein and therein. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein include important information about us, the common stock being offered and other information you should know before investing. See “Incorporation of Certain Information by Reference.”

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying base prospectus contain summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to in this prospectus supplement and the accompanying base prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying base prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

None of Sonida Senior Living, Inc., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our common stock. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included in this prospectus and the documents incorporated by reference herein, regarding our strategy, future operations, financial position, estimated revenues and income or losses, projected costs and capital expenditures, prospects, acquisition opportunities, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are (or were when made) based on current expectations and assumptions about future events and are (or were when made) based on currently available information as to the outcome and timing of future events.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus. We caution you that these forward-looking statements are subject to all of these risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to:

•

our ability to generate sufficient cash flows from operations, additional proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy our short and long-term debt obligations and to fund our acquisitions and capital improvement projects to expand, redevelop, and/or reposition our senior living communities;

•	increases in market interest rates that increase the cost of certain of our debt obligations;

•

increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in overtime laws;

•	our ability to obtain additional capital on terms acceptable to us;

•	our ability to extend or refinance our existing debt as such debt matures;

•	our compliance with our debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs;

•

our ability to complete acquisitions, including the Palm Acquisition, and dispositions upon favorable terms or at all, including the possibility that the expected benefits and our projections related to such acquisitions may not materialize as expected;

•	the risk of oversupply and increased competition in the markets which we operate;

•

our ability to improve and maintain controls over financial reporting and remediate the identified material weakness discussed in our recent Quarterly and Annual Reports filed with the SEC, which are incorporated by reference into this prospectus;

•	the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes;

•

risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates;

•	the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis;

S-iii

•	changes in accounting principles and interpretations; and

•

the other risks described under the heading “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our most recent Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein.

Should one or more of the risks or uncertainties described in or incorporated by reference into this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in or incorporated by reference into this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward-looking statement is made.

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NON-GAAP FINANCIAL MEASURES

This prospectus contains the financial measures (1) Net Operating Income and Adjusted Net Operating Income, (2) Net Operating Income Margin and Adjusted Net Operating Income Margin, and (3) Adjusted EBITDA, which are not calculated in accordance with U.S. GAAP. Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), net cash provided by (used in) operating activities, or revenue. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Net Operating Income and Net Operating Income Margin

Net Operating Income and Net Operating Income Margin are non-GAAP performance measures that the Company defines (as applicable) as net income (loss) excluding: general and administrative expenses (inclusive of stock-based compensation expense), interest income, interest expense, other (income) expense, provision for income taxes, settlement (income) fees and expenses, revenue and operating expenses from the Company’s disposed properties; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and impacts the comparability of performance between periods, including (as applicable) depreciation and amortization expense, gain (loss) on extinguishment of debt, gain (loss) on disposition of assets, long-lived asset impairment, and loss on non-recurring settlements with third parties. Net Operating Income Margin is calculated by dividing Net Operating Income by resident revenue. Adjusted Net Operating Income and Adjusted Net Operating Income Margin are further adjusted to exclude the impact from any non-recurring state grant funds received. The Company presents these non-GAAP measures on a consolidated owned portfolio and same-store owned portfolio basis.

The Company believes that presentation of Net Operating Income, Net Operating Income Margin, Adjusted Net Operating Income, and Adjusted Net Operating Income Margin as performance measures are useful to investors because (i) they are one of the metrics used by the Company’s management to evaluate the performance of our owned portfolio of communities, to review the Company’s comparable historic and prospective core operating performance of our owned communities, and to make day-to-day operating decisions; (ii) they provide an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance, and impacts the comparability of performance between periods.

Net Operating Income, Net Operating Income Margin, Adjusted Net Operating Income, and Adjusted Net Operating Income Margin have material limitations as a performance measure, including: (i) excluded general and administrative expenses are necessary to operate the Company and oversee its communities; (ii) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (iii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, and other assets and may be indicative of future needs for capital expenditures; and (iv) the Company may incur income/expense similar to those for which adjustments are made, such as gain (loss) on debt extinguishment, gain (loss) on disposition of assets, loss on settlements,

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non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

(Dollars in thousands)	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2024	2023	2024	2024	2023
Same-store net operating income (1)
Net income (loss)	$(9,816)	$(12,212)	$27,019	$17,203	$11,933
General and administrative expense	9,178	6,574	7,211	16,389	13,637
Depreciation and amortization expense	10,067	9,927	9,935	20,002	19,808
Interest income	(387)	(188)	(139)	(526)	(382)
Interest expense	8,964	8,558	8,591	17,555	17,425
Gain on extinguishment of debt	—	—	(38,148)	(38,148)	(36,339)
Loss from equity method investment	35	—	—	35
Other (income) expense, net	(253)	117	479	226	(72)
Provision for income taxes	59	53	66	125	122
Settlement (income) fees and expense, net (2)	(231)	720	(99)	(330)	819

Consolidated net operating income	17,616	13,549	14,915	32,531	26,951
Net operating (income) loss for non same-store communities (1)	65	—	—	65	—

Same-store net operating income	17,681	13,549	14,915	32,596	26,951
Resident revenue	$63,108	$56,960	$60,737	$123,845	$113,566
Resident revenue for non same-store communities (1)	369	—	—	369	—

Same-store resident revenue	62,739	56,960	60,737	123,476	113,566
Same-store net operating income margin	28.2%	23.8%	24.6%	26.4%	23.7%
COVID-19 state relief grants (3)	—	411	—	—	2,448
Adjusted resident revenue	63,108	56,549	60,737	123,476	111,118
Adjusted same-store net operating income	$17,681	$13,138	$14,915	$32,596	$24,503

Adjusted same-store net operating income margin	28.2%	23.2%	24.6%	26.4%	22.1%

(1)	With respect to same-store metrics, Q2 2024 excludes one senior living community acquired by the Company in May 2024.
(2)	Settlement fees and expenses relate to non-recurring settlements with third parties for contract terminations, insurance claims, and related fees.
(3)	COVID-19 relief revenue are grants and other funding received from third parties to aid in the COVID-19 response and includes State Relief Funds received.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measures that the Company defines as net income (loss) excluding: depreciation and amortization expense, interest income, interest expense, other income (expense), provision for income taxes; and further adjusted to exclude income (expense) associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and impacts the comparability of performance between periods, including stock-based compensation expense, provision for bad debts, gain (loss) on extinguishment of debt, loss from an equity method investment, gain on sale of assets, long-lived asset impairment, casualty losses, and transaction and conversion costs.

S-vi

The Company believes that presentation of Adjusted EBITDA’s impact as a performance measure is useful to investors because it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest is necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income (expense) similar to those for which adjustments are made, such as bad debts, gain (loss) on sale of assets, or gain (loss) on debt extinguishment, loss from equity method investments, non-cash stock-based compensation expense and transaction and other costs, and such income (expense) may significantly affect the Company’s operating results.

(In thousands)	Three Months Ended June 30,		Three Months Ended March 31,
	2024	2023	2024
Adjusted EBITDA
Net income (loss)	$(9,816)	$(12,212)	$27,019
Depreciation and amortization expense	10,067	9,927	9,935
Stock-based compensation expense	1,211	601	575
Provision for bad debt	483	96	398
Interest income	(387)	(188)	(139)
Interest expense	8,964	8,558	8,591
Gain on extinguishment of debt, net	—	—	(38,148)
Other (income) expense, net	(253)	117	479
Provision for income taxes	59	53	66
Casualty losses (1)	557	456	298
Transaction and conversion costs (2)	465	130	399

Adjusted EBITDA	$11,350	$7,538	$9,473

(1)	Casualty losses relate to non-recurring insured claims for unexpected events.
(2)	Transaction and conversion costs relate to legal and professional fees incurred for transactions, restructure activities, or related projects.

S-vii

SUMMARY

This summary highlights some of the information contained in or incorporated by reference into this prospectus and does not contain all of the information that you should consider before making an investment decision. You should carefully read this entire prospectus, including the information set forth under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement, the information incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2024 and June 30, 2024 and the financial statements (and the notes thereto) contained therein, and any other documents to which we refer you, before making an investment decision.

As used in this prospectus supplement, the “Company,” “Sonida,” “we,” “our,” “us” and like terms refer collectively to Sonida Senior Living, Inc. and its consolidated subsidiaries, unless we state otherwise or the context otherwise requires. Unless otherwise indicated, information presented in this prospectus supplement assumes the underwriters’ option to purchase additional shares from us is not exercised.

Our Company

We are a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. We provide compassionate, resident-centric services and care as well as engaging programming operating 83 senior housing communities in 20 states with an aggregate capacity of approximately 9,000 residents, including 70 communities which we own (including eight communities in which we own varying interests through two separate joint ventures), and 13 communities that we manage on behalf of a third-party.

Our operating strategy is to provide value to our senior living residents by providing quality senior living services at reasonable prices, while achieving and sustaining a strong, competitive position within our geographically concentrated regions, as well as continuing to enhance the performance of our operations. We generally provide senior living services to the 75+ population, including independent living, assisted living, and memory care services at reasonable prices. Many of our communities offer a continuum of care to meet each of their resident’s needs as they change over time. This continuum of care, which integrates independent living, assisted living, and memory care that may be bridged by home care through independent home care agencies, sustains our residents’ autonomy and independence based on their physical and mental abilities.

Recent Developments

Second Quarter 2024 Highlights

On August 12, 2024, we issued our earnings release for the quarter ended June 30, 2024. Financial highlights for the second quarter include:

•	Weighted average occupancy for our owned same-store portfolio (“same-store”) increased 230 basis points to 86.2% from 83.9% in Q2 2023.

•

Same-store resident revenue increased $5.7 million, or 10.0%, comparing Q2 2024 to Q2 2023, and increased $6.1 million, or 10.8%, when excluding $0.4 million of state grant revenue received in Q2 2023.

•	Net loss for Q2 2024 was $9.8 million compared to $12.2 million for Q2 2023, representing a $2.4 million decrease in net loss.

•

Q2 2024 Adjusted EBITDA, a non-GAAP measure, was $11.4 million representing increases of $3.8 million, or 50.6%, year-over-year and $1.9 million, or 19.8%, in sequential quarters, driven primarily by continued improvement in our operations. See “Non-GAAP Financial Measures.”

•	Results for our same-store, owned portfolio of 61 communities:

•	Q2 2024 vs. Q2 2023:

•	Revenue Per Available Unit (“RevPAR”) increased 11.3% to $3,673.

•	Revenue Per Occupied Unit (“RevPOR”) increased 8.4% to $4,263.

•

Same-Store Net Operating Income, a non-GAAP measure, increased $4.2 million to $17.7 million. Adjusted Same-Store Net Operating Income, a non-GAAP measure, which excludes $0.4 million of state grant revenue received in Q2 2023 (none received in Q2 2024) was $13.1 million for Q2 2023. See “Non-GAAP Financial Measures.”

•

Same-Store Net Operating Income Margin, a non-GAAP measure, was 28.2% for Q2 2024. Adjusted Same-Store Net Operating Income Margin, a non-GAAP measure and adjusted for non-recurring state grant revenue received in Q2 2023 (none received in Q2 2024), was 23.2% for Q2 2023. See “Non-GAAP Financial Measures.”

•	Q2 2024 vs. Q1 2024:

•	RevPAR increased 3.3% to $3,673.

•	RevPOR increased 3.0% to $4,263.

•	Same-Store Net Operating Income, a non-GAAP measure, increased $2.8 million to $17.7 million. There were no state grants received during these periods. See “Non-GAAP Financial Measures.”

•	Same-Store Net Operating Income Margin, a non-GAAP measure, was 28.2% and 24.6% for Q2 2024 and Q1 2024, respectively. See “Non-GAAP Financial Measures.”

•

During May 2024, we acquired one senior housing community located in Ohio and invested in a joint venture that acquired four senior housing communities located in the Midwest for which Sonida operates.

We define RevPAR, or average monthly revenue per available unit, as resident revenue for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period. We define RevPOR, or average monthly revenue per occupied unit, as resident revenue for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

The Company reported the following summary of its consolidated financial results for the three months ended June 30, 2024 (in thousands):

	Three Months Ended June 30,		Three Months Ended March 31,
	2024	2023	2024
Consolidated results
Resident revenue (1)	$63,108	$56,960	$60,737
Management fees	720	531	594
Managed community reimbursement revenue	6,379	5,363	6,107
Operating expenses	45,981	44,662	46,317
General and administrative expenses	9,178	6,574	7,211
Gain on extinguishment of debt, net	—	—	38,148
Other income (expense), net	253	(117)	(479)
Income (loss) before provision for income taxes (1)	(9,757)	(12,159)	27,085
Net income (loss) (1)	(9,816)	(12,212)	27,019
Adjusted EBITDA (1) (2)	11,350	7,538	9,473
Same-store net operating income (NOI) (1) (2)	17,681	13,549	14,915
Same-store net operating income margin (1) (2)	28.2%	23.8%	24.6%
Weighted average occupancy (3)	85.7%	83.9%	85.9%

(1)	Includes $0.4 million of state grant revenue received in Q2 2023. There were no such grant revenues in Q2 2024 or Q1 2024.
(2)

Adjusted EBITDA, Same-Store Net Operating Income, and Same-Store Net Operating Income Margin are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). See “Non-GAAP Financial Measures” for the Company’s definition of such measures, reconciliations to the most comparable GAAP financial measures, and other information regarding the use of the Company’s non-GAAP financial measures.

(3)	Includes the acquired community in Macedonia, Ohio which had a weighted average occupancy of 40.6% for Q2 2024.

Palm Acquisition

On August 12, 2024, we entered into purchase and sale agreements (the “Palm PSAs”) pursuant to which we will acquire eight senior living communities (the “Palm Communities”) for a cash purchase price of $102.9 million, subject to customary closing conditions (such acquisition, the “Palm Acquisition”). We paid $750,000 earnest money upon entering into the Palm PSAs. The Palm Communities consist of 555 units, with five of the Palm Communities located in Florida, and the other three in South Carolina. The average portfolio age of the Palm Communities is approximately 5.2 years versus an average comparable inventory within a 10-mile radius substantially older at approximately 19 years. Based on the trailing three-month figure as February 2024, the Palm Communities had RevPOR of $6,052 and occupancy of 83.1%.

We expect the Palm Acquisition to close in late September 2024, subject to customary closing conditions. We expect to fund the purchase price for the Palm Acquisition with a portion of the proceeds from this offering. There can be no assurance that (i) even if this offering is completed, the Palm Acquisition will be consummated at all or on the expected timing, (ii) we may be successful in integrating the Palm Communities or in realizing all or any part of the anticipated benefits of the Palm Acquisition, (iii) we have accurately estimated the benefits or synergies to be realized from the Palm Acquisition and (iv) the Palm Acquisition will be completed on the anticipated terms contained in the Palm PSAs. See “Risk Factors—Risks Relating to the Palm Acquisition.”

The foregoing description of the Palm PSAs is not complete and is qualified in its entirety by reference to the full text of the form of Palm PSA, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2024, and incorporated herein by reference.

Senior Secured Revolving Credit Facility

Upon the closing of the Palm Acquisition, we expect to add each of the eight Palm Communities to our senior secured revolving credit facility (the “Credit Facility”) evidenced by the credit agreement (the “Credit Agreement”) we entered into with BMO Bank N.A. (“BMO Bank”), as administrative agent and a lender (collectively, with the other lenders party thereto from time to time, the “Lenders”) in July 2024. The borrowing base by which borrowing availability under the Credit Facility is determined is generally based upon the value of the senior living communities that secure our obligations under the Credit Agreement (the “Eligible Properties”), which initially are two of our existing senior housing properties (The Waterford at Creekside in Pensacola, Florida and The Harrison in Indianapolis, Indiana). After the completion of this offering, the maximum amount, which will be advanced to us under the Credit Facility (the “Facility Amount”) will be $75 million; provided that the Credit Agreement contains an accordion feature pursuant to which the Facility Amount may be increased, in one or more incremental increases, to up to $500 million upon our request, the approval of the Lenders, and the satisfaction of other conditions set forth in the Credit Agreement. In addition, we have received a commitment letter from the Royal Bank of Canada (“RBC”) pursuant to which RBC has committed to provide a revolving credit commitment under the Credit Facility for an additional amount of up to $75 million, which additional commitment is subject to certain customary conditions set forth therein, including the negotiation and execution of definitive agreements to that effect acceptable to us, RBC and BMO Bank, and would result in an aggregate commitment under our Credit Facility of up to $150 million following this offering. The Credit Facility has a term of three years and is fully recourse to Sonida Senior Living, Inc. and each of its subsidiaries that owns the Eligible Properties. In July 2024, we made an initial draw of approximately $8.7 million for net working capital needs upon entering into the Credit Agreement.

Texas Loan Modification Agreements

On August 2, 2024, we entered into loan modification agreements with one of our existing lenders relating to two of our owned senior living communities in Texas (the “Texas Loan Modification Agreements”). The original loans had maturity dates of April 2025 and October 2031, as well as cross-default and cross-collateralization provisions relating to each other. The Texas Loan Modification Agreements provide for revised loan maturity dates of December 2025 on both communities and provide us with an option to make a discounted payoff of the outstanding loan principal amounts on or prior to November 1, 2024 (the “Texas DPO”). The Texas DPO amount of $18.5 million represents a discount of approximately 36% on the total outstanding principal amounts of $28.7 million on these two loans (as of July 31, 2024). We are also required to pay a total restructuring fee of $250,000 at the time of the Texas DPO.

Implications of a Smaller Reporting Company and Non-Accelerated Filer

We are a “smaller reporting company” as defined under the Securities Act and Exchange Act. We may continue to be a smaller reporting company so long as either (i) the market value of shares of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenues were less than $100 million during the most recently completed fiscal year and the market value of shares of our common stock held by non-affiliates is less than $700 million. As a smaller reporting company, we have presented only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K incorporated by reference into this prospectus supplement and have provided reduced disclosure obligations regarding executive compensation. In addition, as a “non-accelerated filer” under the Exchange Act, we were not required to, and did not, obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm in our Annual Report on Form 10-K incorporated by reference into this prospectus supplement.

Corporate Information

Our corporate office is located at 14755 Preston Road, Suite 810, Dallas, Texas 75254, and our telephone number is (972) 770-5600. Our website address is www.sonidaseniorliving.com. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. The information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Our Principal Stockholders

As of August 10, 2024, Conversant beneficially owned 7,210,876 shares of our common stock and 41,250 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”), which were convertible into 1,296,864 shares of our common stock, representing approximately 54.8% of the outstanding shares of our common stock (assuming the conversion of all of our Series A Preferred Stock). In addition, Conversant holds 1,031,250 warrants each evidencing the right to purchase one share of our common stock at a price per share of $40.00, subject to certain adjustments, and with an expiration date of November 3, 2026 (the “Conversant Warrants”), and the Company has the right to sell an additional 350,000 shares to Conversant at a price of $10.00 per share under the Equity Commitment Agreement we entered into with Conversant, which expires in December 29, 2025 (the “Equity Commitment Agreement”). Conversant Capital LLC is a private investment adviser founded in 2020 that pursues credit and equity investments in the real estate, digital infrastructure and hospitality sectors in both the public and private markets.

In addition, as of August 10, 2024, Silk beneficially owned 2,449,593 shares of our common stock, representing approximately 15.8% of the outstanding shares of our common stock (assuming the conversion of all of our Series A Preferred Stock into shares of common stock).

Conversant has indicated an interest in purchasing an aggregate of up to $75 million of shares of common stock in this offering at a price per share equal to the public offering price. In addition, Silk has independently indicated an interest in purchasing an aggregate of up to $10 million of shares of common stock in this offering at a price per share equal to the public offering price. However, as these indications of interest are not binding agreements or commitments to purchase, Conversant and Silk could each independently determine to purchase more, less or no shares of common stock in this offering, or the underwriters could determine to sell more, less or no shares of common stock to Conversant or Silk. We have requested that the underwriters make an issuer-directed allocation to Conversant of the amount of shares Conversant has indicated an interest in purchasing. The underwriters will receive the same discount on any shares of common stock purchased by Conversant or Silk as they will from any other shares of common stock sold to the public in this offering. See “Risk Factors—Since we do not have any binding commitment from Conversant or Silk that they will participate in this offering, there can be no assurance that Conversant or Silk will purchase any shares of our common stock in this offering” in this prospectus supplement for more information.

THE OFFERING

Issuer	Sonida Senior Living, Inc.

Shares of common stock offered by us	4,300,000 shares (or 4,945,000 shares if the underwriters exercise in full their option to purchase additional shares).

Shares of common stock to be outstanding after the offering	18,540,746 shares (or 19,185,746 shares if the underwriters exercise in full their option to purchase additional shares).(1)

Indications of Interest	Conversant has indicated an interest in purchasing an aggregate of up to $75 million of shares of common stock in this offering at a price per share equal to the public offering price. In addition, Silk has independently indicated an interest in purchasing an aggregate of up to $10 million of shares of common stock in this offering at a price per share equal to the public offering price. However, as these indications of interest are not binding agreements or commitments to purchase, Conversant and Silk could each independently determine to purchase more, less or no shares of common stock in this offering, or the underwriters could determine to sell more, less or no shares of common stock to Conversant or Silk. We have requested that the underwriters make an issuer-directed allocation to Conversant of the amount of shares Conversant has indicated an interest in purchasing. The underwriters will receive the same discount on any shares of common stock purchased by Conversant or Silk as they will from any other shares of common stock sold to the public in this offering. For more information about Conversant and Silk, please see “Summary—Our Principal Stockholders.”

Use of proceeds	We expect to receive approximately $110.4 million of net proceeds from this offering, or approximately $127.0 million if the underwriters exercise in full their option to purchase additional shares, in each case after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use $102.9 million of the net proceeds from this offering to fund the purchase price for the Palm Acquisition. We expect to use any remaining net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional shares, for other general corporate purposes.

Please read “Use of Proceeds” in this prospectus supplement for more information.

Risk factors

You should carefully read and consider the information set forth under the heading “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus, along with all other information included in and incorporated by reference into this prospectus before deciding to invest in our common stock.

Listing and trading symbol	Our common stock is listed on the NYSE under the symbol “SNDA.”

(1)

The number of shares of common stock to be outstanding immediately following this offering is based on 14,240,746 shares of common stock outstanding as of August 10, 2024 and does not reflect as of such date (i) 1,296,864 shares of common stock issuable upon conversion of our issued and outstanding shares of Series A Preferred Stock, (ii) 1,031,250 shares of common stock issuable upon exercise of the Conversant Warrants, (iii) 350,000 shares we have the right to sell to Conversant under the Equity Commitment Agreement, (iv) 729,946 shares of common stock reserved for future equity awards under our 2019 Omnibus Stock and Incentive Plan, as amended, (v) 15,974 shares of common stock issuable pursuant to outstanding restricted stock unit awards held by our non-employee directors, (vi) 9,816 shares of common stock reserved for issuance pursuant to a stock option granted to a former employee, and (vii) any shares of our common stock that may be issued subsequent to the date of this prospectus supplement pursuant to the At-The-Market Issuance Sales Agreement, dated April 1, 2024, between us and Mizuho Securities USA LLC (the “ATM Sales Agreement”).

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider all of the information contained in this prospectus, including the risks and uncertainties described below and under “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement, and the other documents incorporated by reference into this prospectus, including the risks and uncertainties described under “Risk Factors” in the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2023, before making an investment decision. If any of such risks and uncertainties actually occur, our business, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Common Stock and this Offering

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our common stock could incur substantial losses.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future. During the 12 months prior to the date of this prospectus supplement, our common stock has traded at a low of $6.89 and a high of $34.26. We may continue to experience sustained depression or substantial volatility in our stock price in the foreseeable future unrelated to our operating performance or prospects. For the three months ended June 30, 2024, we incurred net loss per common share of $0.86, and we incurred a net loss per common share of $3.85 for the year ended December 31, 2023.

As a result of this volatility, investors may experience losses on their investment in our common stock. The market price for our common stock may be influenced by many factors, including the following:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock;

•	market and industry perception of our success, or lack thereof, in pursuing our strategies;

•	strategic actions by us or our competitors, such as acquisitions or joint ventures;

•	our ability or inability to raise additional capital and the terms on which we raise it;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	changes in our capital structure;

•	trading volume of our common stock;

•	sales of our common stock by us or our stockholders, including Conversant and Silk;

•	changes in general market, industry, economic and political conditions in the U.S. and global economies or financial markets; and

•

other events or factors, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the COVID-19 pandemic, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions.

Since the stock price of our common stock has fluctuated in the past, has been recently volatile and may be volatile in the future, investors in our common stock could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects. There can be no guarantee that our stock price will remain at current levels or that future sales of our common stock will not be at prices lower than those sold to investors.

Since we do not have any binding commitment from Conversant or Silk that they will participate in this offering, there can be no assurance that Conversant or Silk will purchase any shares of our common stock in this offering.

As of August 10, 2024, Conversant beneficially owned 7,210,876 shares of our common stock and 41,250 shares of our Series A Preferred Stock, which were convertible into 1,296,864 shares of our common stock, representing approximately 54.8% of the outstanding shares of our common stock (assuming the conversion of all of our Series A Preferred Stock into shares of common stock). In addition, Conversant has the right to purchase 1,031,250 shares of our common stock at a price of $40.00 per share pursuant to the Conversant Warrants, and the Company has the right to sell an additional 350,000 shares of common stock to Conversant pursuant to the Equity Commitment Agreement. In addition, as of August 10, 2024, Silk beneficially owned 2,449,593 shares of our common stock, representing approximately 15.8% of the outstanding shares of our common stock (assuming the conversion of all of our Series A Preferred Stock into shares of common stock).

Although Conversant has indicated an interest in purchasing an aggregate of up to $75 million of shares of common stock in this offering at a price per share equal to the public offering price and Silk has independently indicated an interest in purchasing an aggregate of up to $10 million of shares of common stock in this offering at a price per share equal to the public offering price, these indications of interest are not binding agreements or commitments to purchase, Conversant and Silk could each independently determine to purchase more, less or no shares of common stock in this offering, or the underwriters could determine to sell more, less or no shares of common stock to Conversant or Silk. We have requested that the underwriters make an issuer-directed allocation to Conversant of the amount of shares Conversant has indicated an interest in purchasing. The underwriters will receive the same discount on any shares of common stock purchased by Conversant or Silk as they will from any other shares of common stock sold to the public in this offering. Accordingly, if you decide to purchase shares of our common stock in this offering, you should be willing to do so whether or not Conversant or Silk participate in this offering. For more information about Conversant and Silk, please see “Summary—Our Principal Stockholders.”

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

$102.9 million of the net proceeds from this offering are expected to be used to fund the purchase price for the Palm Acquisition. Any remaining net proceeds from this offering, including any remaining net proceeds from the underwriters’ exercise of their option to purchase additional shares, are expected to be used for other general corporate purposes. Our management will have considerable discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately and, until such net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow, and could cause the price of our common stock to decline.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur as a result of our utilization of our shelf registration statements, the ATM Sales

Agreement or otherwise could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or the market perception that we are permitted to sell a significant number of our securities would have on the market price of our common stock.

We may issue debt and preferred equity securities or securities convertible into preferred equity securities, any of which may be senior to our common stock as to distributions and in liquidation.

In the future, we may issue additional debt or preferred equity securities or securities convertible into or exchangeable for preferred equity securities, or we may enter into debt-like financing that is unsecured or secured by any or all of our properties. Such securities may be senior to our common stock as to distributions. In addition, in the event of our liquidation, our lenders and holders of our debt and preferred equity securities would receive distributions of our available assets before distributions to the holders of our common stock.

The underwriters of this offering may waive or release the lock-up restrictions entered into in connection with this offering, which could adversely affect the price of our common stock.

In connection with this offering, we, each of our directors and executive officers and certain of our employees and stockholders have agreed to certain lock-up restrictions with respect to the sale and resale of shares of our common stock for a period of 90 days after the date of this prospectus supplement. The underwriters, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up restrictions. If such restrictions are waived, then common stock will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

Risks Relating to the Palm Acquisition

Even if this offering is completed, the Palm Acquisition may not be consummated.

We expect the Palm Acquisition to close in late September 2024, but such acquisition is subject to a number of closing conditions. Satisfaction of some of these conditions is beyond our control. If these conditions are not satisfied or waived, the Palm Acquisition will not be completed. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	the accuracy of the representations and warranties of each party (subject to specified materiality standards);

•	compliance by each party in all material respects with their respective covenants;

•	no Material Adverse Effect (as defined in the Palm PSAs) shall have occurred; and

•	appropriate assurance of requisite licensure has been received.

As a result, the Palm Acquisition may not close as scheduled, or at all. The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the Palm Acquisition. Accordingly, if you decide to purchase common stock in this offering, you should be willing to do so whether or not we complete the Palm Acquisition.

Failure to complete the Palm Acquisition or any delays in completing the Palm Acquisition could have an adverse impact on our future business and could negatively impact the price of our common stock.

We may be unsuccessful in integrating the Palm Communities or in realizing all or any part of the anticipated benefits of the Palm Acquisition.

From time to time, we evaluate and acquire assets and businesses that we believe complement our existing senior living communities and business, such as the Palm Acquisition. The acquisition component of our growth strategy depends on the successful integration of these acquisitions, which is subject to numerous risks and challenges, including the following:

•	the potential for unexpected costs, delays and challenges that may arise in integrating the acquired communities into our existing portfolio of communities and business;

•	limitations on our ability to realize any expected cost savings and synergies from the acquisition; and

•	discovery of previously unknown liabilities following the acquisition for which we cannot receive reimbursement under any applicable indemnification provisions.

Even if we are able to integrate the Palm Communities successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies that we currently expect from this integration, and we cannot guarantee that these benefits will be achieved within anticipated time frames or at all. For example, we may not be able to eliminate duplicative costs. Additionally, we may incur substantial expenses in connection with the integration of the Palm Communities. While it is anticipated that certain expenses will be incurred to achieve cost synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the planned acquisition may be offset by costs incurred to, or delays in, integrating the businesses.

We may not have accurately estimated the benefits or synergies to be realized from the Palm Acquisition.

Our expected benefits and synergies from the Palm Acquisition may not be realized if our estimates regarding the Palm Assets are materially inaccurate or if we fail to identify operating problems or liabilities prior to closing. We have performed an inspection of the Palm Communities to be acquired, which we believe to be generally consistent with industry practices. However, the accuracy of our assessments of the Palm Communities and our estimates are inherently uncertain. There could also be healthcare, regulatory, environmental or other problems that were not discovered in the course of our due diligence and inspections. If problems are identified after closing of the Palm Acquisition, the Palm PSAs provides for limited recourse against the seller of the Palm Communities.

The Palm Acquisition may be completed on different terms from those contained in the Palm PSAs.

Prior to the completion of the Palm Acquisition, we and the seller of the Palm Communities may, by mutual agreement, amend or alter the terms of the Palm PSAs, including with respect to, among other things, the consideration payable by us to such Seller or any covenants or agreements with respect to the operations of the Palm Communities during the pendency thereof. Any such amendments or alterations may have negative consequences to us.

If the Palm Acquisition is completed, we will be required to prepare and disclose historical and pro forma consolidated financial statements with the SEC, which such consolidated financial statements have not been prepared or filed as of the date of this prospectus supplement.

If the Palm Acquisition is completed, we will be required to file audited consolidated financial statements in accordance with the requirements of Regulation S-X promulgated under the Securities Act, and pro forma consolidated financial statements in connection with the Palm Acquisition no later than 75 calendar days after the date on which the Palm Acquisition closes. Investors in this offering will not have the benefit of the consolidated financial statements or pro forma information relating to the Palm Acquisition in making their investment decision, and the pro forma consolidated financial statements of the Company, pro forma for the Palm Acquisition, may differ significantly from the historical consolidated financial statements of the Company provided herein.

USE OF PROCEEDS

We expect to receive approximately $110.4 million of net proceeds from this offering, or approximately $127.0 million if the underwriters exercise in full their option to purchase additional shares, in each case after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use $102.9 million of the net proceeds from this offering to fund the purchase price for the Palm Acquisition. We expect to use any remaining net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional shares, for other general corporate purposes. We may invest funds not required immediately for such purposes in marketable securities and short-term investments.

This offering is not conditioned on the closing of the Palm Acquisition. If we do not complete the Palm Acquisition, we intend to use the net proceeds from this offering for the other purposes set forth above in this “Use of Proceeds.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2024:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the Palm Acquisition and this offering (assuming the underwriters’ option to purchase additional shares from us is not exercised) and the application of the net proceeds therefrom as set forth under “Use of Proceeds” in this prospectus supplement.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the related notes thereto in our Quarterly Report on Form 10-Q for the period ended June 30, 2024, which is incorporated by reference into this prospectus supplement.

	As of June 30, 2024
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$9,491	$16,967

Indebtedness:
Revolving credit facility (1)	—	—
Notes payable (2)	583,755	583,755

Total indebtedness	$583,755	$583,755
Redeemable preferred stock:
Series A preferred stock, $0.01 par value; 41,250 shares authorized; 41,250 shares issued and outstanding	51,248	51,248
Shareholders’ deficit:
Preferred stock, par value $0.01 per share; 15,000,000 shares authorized; no shares issued and outstanding, except the Series A Preferred Stock above	—	—
Common stock, par value $0.01 per share; 30,000,000 shares authorized; 14,189,790 shares issued and outstanding (actual) and 18,489,790 shares issued and outstanding (as adjusted)	142	185
Additional paid-in capital	366,710	477,043
Retained deficit (3)	(400,962)	(400,962)

Total shareholders’ earnings (deficit)	(34,110)	76,266

Total capitalization	$600,893	$711,269

(1)	As of August 10, 2024, we had outstanding borrowings of $8.7 million under our Credit Facility.
(2)	Consists of total notes payable, net of deferred loan costs as of June 30, 2024, but does not reflect $28.7 million of debt intended to be paid off under the Texas DPO.
(3)	Retained deficit does not include a $10.0 million gain on debt extinguishment from the debt intended to be paid off under the Texas DPO as of August 10, 2024.

DIVIDEND POLICY

We have never declared or paid any cash dividends to holders of our common stock and do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. In addition, certain of our debt instruments place restrictions on our ability to pay cash dividends.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this prospectus supplement. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take a contrary position, or that a court would not sustain such a contrary position, regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to special U.S. tax rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who own (actively or constructively) 5% or more of our common stock;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If a partnership (or other entity or arrangement treated as a pass-through entity for U.S. federal income tax purposes) holds our common stock, the U.S. tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them in light of their particular circumstance.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a partnership (or other entity treated as a pass-through entity) for United States federal income tax purposes nor any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Distributions

We do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in “—Sale or Other Taxable Disposition.”

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders may be entitled to a reduction in or an exemption from U.S. withholding tax on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, a non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable successor forms) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI (or other applicable successor form) stating that the dividends are not subject to U.S. withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld under these rules by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States), as adjusted for certain items. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, so long as our common stock is “regularly traded on an established securities market,” a non-U.S. holder will be subject to U.S. federal income tax on a disposition of our common stock only if the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the 5-year period preceding the date of disposition or the holder’s holding period) more than 5% (actually or constructively) of our common stock. If our common stock is not considered to be so traded, all non-U.S. holders would be subject to U.S. federal net income tax on disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from the sale of our common stock by a non-U.S. holder.

Non-U.S. holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

A non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of our common stock effected by or through a U.S. office of a broker, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN, W-8BEN-E or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (including in certain cases where such institution or entity is acting as an intermediary). Among other payments, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Withholding imposed by FATCA may also apply to gross proceeds from the sale or other disposition of domestic stock, although, under proposed U.S. Treasury Regulations no withholding would apply to such gross proceeds. The preamble to the proposed regulations specifies that taxpayers (including withholding agents) may generally rely on the proposed regulations pending finalization.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and BMO Capital Markets Corp. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock indicated below:

Underwriter	Number of Shares
Morgan Stanley & Co. LLC	1,720,000
RBC Capital Markets, LLC	1,290,000
BMO Capital Markets Corp.	1,290,000

TOTAL	4,300,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.729 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 645,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 645,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$27.00	$116,100,000	$133,515,000
Underwriting discounts and commissions to be paid by us	$1.215	$5,224,500	$6,008,175
Proceeds, before expenses, to us	$25.785	$110,875,500	$127,506,825

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $500,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, if any.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SNDA.”

Conversant has indicated an interest in purchasing an aggregate of up to $75 million of shares of common stock in this offering at a price per share equal to the public offering price. In addition, Silk has independently indicated an interest in purchasing an aggregate of up to $10 million of shares of common stock in this offering at a price per share equal to the public offering price. However, as these indications of interest are not binding agreements or commitments to purchase, Conversant and Silk could each independently determine to purchase more, less or no shares of common stock in this offering, or the underwriters could determine to sell more, less or no shares of common stock to Conversant or Silk. We have requested that the underwriters make an issuer-directed allocation to Conversant of the amount of shares Conversant has indicated an interest in purchasing. The underwriters will receive the same discount on any shares of common stock purchased by Conversant or Silk as they will from any other shares of common stock sold to the public in this offering. For more information about Conversant and Silk, please see “Summary—Our Principal Stockholders.”

We and all directors and officers and certain other holders of our outstanding stock have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of common stock (“other securities”);

•

with respect to the Company, file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap, hedging transaction, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or other securities,

whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or other securities; provided, that the forgoing shall not restrict the Company from preparing and filing with the SEC a registration statement of the Company providing for the registration and resale of all of the shares of common stock issued by the Company to the purchasers under the Securities Purchase Agreement, dated February 1, 2024, or any shareholder exercising any rights he, she or it may have with respect thereto.

The restrictions described in the immediately preceding paragraph to do not apply to:

(1)	the sale of shares of common stock by the Company to the underwriters;

(2)

(a) the issuance by the Company of shares of common stock upon the exercise of an option or a warrant, the settlement or vesting of restricted stock units or awards or the conversion of a security outstanding on the date of this prospectus supplement as described in this prospectus, (b) the grant by the Company of options, restricted stock units, restricted stock awards or any other type of equity award pursuant to employee benefit plans in effect on the date hereof and described in this prospectus or the issuance of shares of common stock by the Company (whether upon the exercise of stock options or other equity awards) to employees, officers, directors, advisors or consultants of the Company pursuant to such plans, or (c) the Company’s entry into an agreement providing for the issuance by the Company of shares of common stock or any security convertible into or exercisable for shares of common stock in connection with the acquisition by the Company or any of its subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any such securities by the Company pursuant to any such agreement; provided, that the aggregate amount of common stock or any other securities (on an as-converted or as-exercised basis) that the Company may issue or agree to issue pursuant to this clause (c) shall not exceed 5% of the total number of shares of common stock issued and outstanding immediately following the completion of the transactions contemplated by the underwriting agreement determined on a fully diluted basis;

(3)

transactions by shareholders relating to common stock or other securities acquired in open market transactions after the completion of this offering; provided, that if any filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions, such filing shall clearly indicate that such filing relates to the shares of common stock or other securities acquired in open market transactions after the completion of this offering;

(4)	transfers by shareholders of common stock or other securities as a bona fide gift or charitable contribution;

(5)	transfers by shareholders of common stock or other securities by will or intestacy;

(6)

transfers by shareholders of shares of common stock or other securities to any trust or other bona fide estate planning vehicle for the direct or indirect benefit of the shareholder or the immediate family of the shareholder, or if the shareholder is a trust or other bona fide estate planning vehicle, to a trustor or beneficiary of the trust or other bona fide estate planning vehicle to the estate of a beneficiary of such trust or other bona fide estate planning vehicle;

(7)

transfers by shareholders of shares of common stock or other securities to a partnership, limited liability company or other entity of which the shareholder and the immediate family of the shareholder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(8)

transfers by shareholders of shares of common stock or other securities to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (4) through (7) above;

(9)	distributions by shareholders of shares of common stock or other securities to limited partners, members, owners or stockholders of the shareholder;

(10)	transfers by shareholders of shares of common stock or other securities by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;

(11)

transfers by shareholders of shares of common stock or other securities to the Company from an employee or director of the Company upon death, disability or termination of employment or service as a director, in each case, of such employee or director;

(12)

dispositions or transfers by shareholders of shares of common stock or other securities to the Company in connection with vesting, settlement, or exercise of restricted stock awards, restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock awards, restricted stock units, options, warrants or rights, provided that any such shares of common stock received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreement, and provided further that any such restricted stock awards, restricted stock units, options, warrants or rights are held by the shareholder pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the registration statement and this prospectus supplement;

(13)

transfers by shareholders of common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction after the completion of the offering of the shares that is approved by the board of directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined in the agreed lock-up agreement) of the Company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the shareholder’s shares of common stock shall remain subject to the provisions of the agreed lock-up agreement;

(14)

the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period; or

(15)	transfers by shareholders of common stock or other securities to the shareholder’s affiliates or to any investment fund or other entity controlled by or controlling the shareholder;

provided that (A) in the case of any transfer pursuant to clause (4), such transfer shall not involve a disposition for value and each done shall sign and deliver a lock-up agreement substantially in the form of the agreed lock-up agreement, (B) in the case of any transfer or distribution pursuant to clause (5), (6), (7), (8), (9), (10) and (15), each devisee, transferee or distributee shall sign and deliver a lock up agreement substantially in the form of the agreed lock-up agreement, (C) in the case of any transfer or distribution pursuant to clause (5), (6), (7), (8), (9) and (15), no filing under Section 16(a) of the Exchange Act by the shareholder reporting a reduction in beneficial ownership of common stock shall be required or shall be voluntarily made during the restricted period, and (D) in the case of any transfer or dispositions pursuant to clause (4), (9), (10), (11) and (12), it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement by the shareholder reporting a reduction in beneficial ownership of common stock in connection with such transfer or disposition shall be legally required during the restricted period, then such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer or disposition.

The representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

Pricing of the Offering

The public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, affiliates of the underwriters, from time to time, have acted, or in the future may act, as agents and lenders to us and our affiliates and subsidiaries under our or their respective credit facilities, including our Credit Facility, and other financing arrangements for which services they have received, or in the future will receive, customary compensation. For example, BMO Bank, an affiliate of BMO Capital Markets Corp., is the administrative agent and a lender under the Credit Agreement and as such they have received, or in the future will receive, customary compensation. Further, RBC, an affiliate of RBC Capital Markets, LLC, has indicated an intent to provide an additional revolving credit commitment under the Credit Facility in an amount of up to $75 million, which additional commitment is subject to certain conditions set forth therein, including the negotiation and execution of definitive agreements to that effect accepted to us, RBC and BMO Bank. See “Summary—Recent Developments.”

In addition, in the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of the shares shall require us or any representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. Accordingly, each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2 of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives have been obtained to each such proposed offer or resale. We, the underwriters, and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties, and agreements. Notwithstanding the foregoing, a person who is not a “qualified investor” and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire shares in the offering, provided such acquisition does not result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”);

provided that no such offer of the shares shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2 of the UK Prospectus Regulation.

We, the underwriters, and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties, and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire shares in the offering.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

LEGAL MATTERS

The validity of our common stock offered by this prospectus supplement will be passed upon for us by Norton Rose Fulbright US LLP, Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sonida Senior Living, Inc. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 incorporated in this prospectus by reference from the Sonida Senior Living, Inc. Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. Our filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.sonidaseniorliving.com, and we make our periodic reports and other information file with or furnished to the SEC available, free of charge, through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date of this prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus, in each case, other than information furnished to the SEC (including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 27, 2024;

•

the portions of our Definitive Proxy Statement on Schedule 14A for the 2024 Annual Meeting of Stockholders filed with the SEC on April 26, 2024, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed with the SEC on May 10, 2024 and August 12, 2024, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on February 6, 2024, March 22, 2024, March 27, 2024, April 1, 2024, May 13, 2024, June 3, 2024, June 7, 2024, July 3, 2024 and August 15, 2024; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 3, 1997, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference into this prospectus. Requests for such documents should be directed to:

Sonida Senior Living, Inc.

14755 Preston Road, Suite 810

Dallas, Texas 75254

(972) 770-5600

Attention: General Counsel

Prospectus

$500,000,000

SONIDA SENIOR LIVING, INC.

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

We may from time to time offer to sell together or separately in one or more offerings the following securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of any such offer:

•	common stock, par value $0.01 per share;

•	preferred stock, par value $0.01 per share, in one or more series, which may be convertible into or exchangeable for common stock;

•	depositary shares representing an interest in a fractional share or multiple shares of our preferred stock;

•	warrants to purchase common stock or preferred stock, which may be convertible into or exchangeable for our common stock or preferred stock;

•	rights to purchase common stock, preferred stock or warrants, which may be convertible into or exchangeable for our common stock, preferred stock or warrants;

•	purchase contracts; and

•	units that include any of these securities.

The aggregate amount of the securities offered by us under this prospectus will not exceed $500,000,000. When we decide to sell particular securities, we will provide you with the specific terms and the public offering price of the securities we are then offering in one or more prospectus supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities. The prospectus supplement may add to, change, update or supersede information contained in this prospectus. The prospectus supplement may also contain important information about U.S. Federal income tax consequences. You should read this prospectus, together with any applicable prospectus supplement and information incorporated by reference in this prospectus and any applicable prospectus supplement, carefully before you decide to invest.

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange and trades under the ticker symbol “SNDA.” On July 18, 2024, the last reported sale price of our common stock on the New York Stock Exchange was $31.49. Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

These securities may be sold directly by us, to or through underwriters or dealers, through agents designated from time to time, through a combination of these methods, or through any other method permitted by law on a continuous or delayed basis. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names, any fees, commissions and discounts payable to them, and the nature of our arrangement with them in a prospectus supplement. The net proceeds we expect to receive from any such sale, and the contemplated use thereof, will also be included in a prospectus supplement.

The address of our principal executive offices is 14755 Preston Road, Suite 810, Dallas, Texas 75254. Our phone number is (972) 770-5600.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 2 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 30, 2024

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, change, update or supersede the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. You should read the prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Available Information,” before investing in any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since then.

Unless otherwise indicated, all references in this prospectus to “Sonida,” the “Company,” “we,” “us,” and “our” mean Sonida Senior Living, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes refer to the common stock, preferred stock, depositary shares, warrants, rights, purchase contracts and units collectively as the “securities.”

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any prospectus supplement, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Available Information.” These risks, and additional risks not known to us or that we currently believe are immaterial, could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment.

SONIDA SENIOR LIVING, INC.

Sonida Senior Living, Inc., formerly known as Capital Senior Living Corporation, is one of the leading owner-operators of senior housing communities in the United States in terms of resident capacity. The Company and its predecessors have provided senior housing since 1990. As of July 1, 2024, the Company operated 82 senior housing communities in 19 states with an aggregate capacity of approximately 8,000+ residents, consisting of 70 senior housing communities owned by the Company (including four communities in which the Company owned 51% of the equity interests and four communities in which the Company owned 33% of the equity interests, in each case, pursuant to joint venture arrangements) and 12 communities owned by third parties that the Company managed.

We generally provide senior living services to the 75+ population, including independent living, assisted living, and memory care services at reasonable prices. Many of our communities offer a continuum of care to meet each of their resident’s needs as they change over time. This continuum of care, which integrates independent living, assisted living, and memory care that may be bridged by home care through independent home care agencies, sustains our residents’ autonomy and independence based on their physical and mental abilities.

Our corporate office is located at 14755 Preston Road, Suite 810, Dallas, Texas 75254. Our phone number is (972) 770-5600 and our website address is www.sonidaseniorliving.com. Information contained on our website does not constitute part of this prospectus or any prospectus supplement.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our Internet website address is www.sonidaseniorliving.com. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus or any prospectus supplement.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities that may be offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information about us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus (1) the documents listed below, (2) any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus and any prospectus supplement, and (3) any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, in each case other than information furnished to the SEC (including information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit), which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 27, 2024;

•

the portions of our Definitive Proxy Statement on Schedule 14A for the 2024 Annual Meeting of Stockholders filed with the SEC on April  26, 2024, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 10, 2024;

•	our Current Reports on Form 8-K, filed with the SEC on February 6, 2024, March 22, 2024, March 27, 2024, April 1, 2024, May 13, 2024, June 3, 2024, June 7, 2024, and July 3, 2024; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 3, 1997, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Sonida Senior Living, Inc.

14755 Preston Road, Suite 810

Dallas, Texas 75254

(972) 770-5600

Attention: David R. Brickman

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference include forward-looking statements within the meaning of sections 27A of the Securities Act and 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements can be identified by the use of forward looking terminology including “may,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “should” or other similar words.

Forward-looking statements are not guarantees of performance. We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. No assurance can be given that these assumptions are accurate. Moreover, these statements are subject to a number of risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include those described under “Risk Factors” in Item 1A and elsewhere in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to the Annual Report on Form 10-K, and, among others, the Company’s ability to generate sufficient cash flows from operations, additional proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities, increases in market interest rates that increase the cost of certain of our debt obligations, increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in overtime laws, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s ability to extend or refinance its existing debt as such debt matures, the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs, the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, the risk of oversupply and increased competition in the markets which the Company operates, the Company’s ability to improve and maintain controls over financial reporting and remediate the identified material weakness discussed in Item 4 of Part I of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes, risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates, the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis, and changes in accounting principles and interpretations.

Other factors described herein, or factors that are unknown or unpredictable, could also have a material adverse effect on future results.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements may not occur, and you should not place any undue reliance on any of our forward-looking statements. Our forward-looking statements speak only as of the date made, and we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, we intend to use the net proceeds from the sales of the securities for general corporate purposes, which may include, among other things, acquisitions, capital expenditures, working capital, repayment or refinancing of indebtedness or payment of other corporate obligations, investments in our subsidiaries, investments in existing or future projects or repurchasing or redeeming our securities. We may invest funds not required immediately for such purposes in marketable securities and short-term investments. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the specific offering and will be disclosed in the applicable prospectus supplement.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize certain material terms and provisions of the various types of securities that we may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. Any prospectus supplement may add, change, update or supersede the information contained in this prospectus. The prospectus supplement will also contain information, where applicable, about material U.S. Federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading “Available Information” above.

To the extent the information contained in the prospectus supplement differs from the summaries provided in this prospectus, you should rely on the information in the prospectus supplement.

We may from time to time offer to sell together or separately in one or more offerings:

•	common stock, par value $0.01 per share;

•	preferred stock, par value $0.01 per share, in one or more series, which may be convertible into or exchangeable for common stock;

•	depositary shares representing an interest in a fractional share or multiple shares of our preferred stock;

•	warrants to purchase common stock or preferred stock, which may be convertible into or exchangeable for common stock or preferred stock;

•	rights to purchase common stock, preferred stock or warrants, which may be convertible into or exchangeable for our common stock, preferred stock or warrants;

•	purchase contracts; and

•	units that include any of these securities.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our Amended and Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, and our Second Amended and Restated Bylaws, as amended, or our Bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

As of July 18, 2024, our authorized capital stock consisted of 30,000,000 shares of common stock, par value $0.01 per share, of which 14,240,917 shares were issued and outstanding, and 15,000,000 shares of preferred stock, par value $0.01 per share, of which 41,250 shares have been designated as “Series A Convertible Preferred Stock” (“Series A Preferred Stock”). Our Series A Preferred Stock was issued in a private placement pursuant to Section 4(a)(2) of the Securities Act and has not been registered pursuant to Section 12 of the Exchange Act. As of July 18, 2024, there were no shares of our preferred stock issued and outstanding, except with respect to our Series A Preferred Stock, of which 41,250 shares were issued and outstanding, which were convertible into 1,288,252 shares of our common stock.

Common Stock

Subject to the provisions of our Certificate of Incorporation and limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, we may issue our common stock from time to time upon such terms and for such consideration as may be determined by our Board of Directors. Generally, the issuance of common stock, up to the aggregate amounts authorized by our Certificate of Incorporation and any limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will not require approval of our stockholders.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election.

Dividend Rights. The holders of our common stock are entitled to receive dividends (payable in cash, stock or otherwise), subject to any rights and preferences of any outstanding preferred stock, but only when and as declared by our Board of Directors out of the assets legally available for dividend payments.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our Company, after there is paid to or set aside for the holders of any class of stock having preference over our common stock the full amount to which such holders are entitled, then the holders of the common stock, shall be entitled, after payment or provision for payment of all debts and liabilities of our Company, to receive the remaining assets of our Company available for distribution.

Other Matters. Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SNDA.” Our transfer agent and registrar is Computershare Trust Company, N.A.

The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock.

Preferred Stock

Subject to the provisions of our Certificate of Incorporation and limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, we may issue our preferred stock in one or more series from time to time upon such terms and for such consideration as may be determined by our Board of Directors. Generally, the issuance of preferred stock, up to the aggregate amounts authorized by our Certificate of Incorporation and any limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will not require approval of our stockholders. Our Board of Directors has the authority to determine the number of shares of, and the rights, preferences and limitations of, each series of preferred stock, including, without limitation, the dividend rights, voting powers, preemptive rights, conversion or exchange rights, redemption rights, and liquidation preferences of any series of preferred stock.

The specific terms of any offering of preferred stock under this prospectus will be described in a prospectus supplement, which may include, without limitation, one or more of the following:

•	the designation, number of shares, seniority and purchase price of such series of preferred stock;

•	any liquidation preferences;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rights, any dividend rate or rates, and the dates and places on which any such dividends will be payable;

•	any voting rights;

•

whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected, including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; and

•	any other rights, preferences, privileges, limitations and restrictions of such series of preferred stock.

All shares of preferred stock offered will, when issued, be validly issued, fully paid and nonassessable.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of our common stock. It could also delay a change in control of us, make it more difficult to remove our directors, and negatively affect any dividend payments or liquidation payments to the holders of our common stock.

Series A Preferred Stock

The rights, preferences, privileges and restrictions of shares of the Series A Preferred Stock have been fixed in a Certificate of Designation, Rights and Privileges of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) and the material provisions are described below. The following description of our Series A Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series A Certificate of Designation, our Certificate of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the Series A Certificate of Designation because it, and not this description, defines the rights of holders of shares of Series A Preferred Stock.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks (i) senior to common stock and all other classes and series of capital stock of the Company that do not expressly rank on a parity basis with or senior to the Series A Preferred Stock (“Junior Stock”), (ii) on a parity basis with each other class or series of capital stock of the Company the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividends or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (“Parity Stock”) and (iii) junior to each other class or series of capital stock of the Company authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividends or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (“Senior Stock”) and to all existing and future indebtedness and other non-equity claims on the Company.

Shares of the Series A Preferred Stock are entitled to participate on an as-converted basis in common stock dividends (“Participating Dividends”). In addition, each holder of the Series A Preferred Stock is entitled to receive, when, as and if authorized and declared by our Board of Directors, dividends accruing daily on the basis of twelve 30-day months and a 360-day year, at a per annum rate of 11.00% of the Liquidation Preference per share of Series A Preferred Stock, which will be either paid in cash or paid in kind as an increase to the Liquidation Preference of the Series A Preferred Stock (“Preferred Dividends”). The Preferred Dividends are cumulative, whether or not declared, compound quarterly and are paid quarterly in arrears on the last day of March, June, September and December in each year, commencing on the first such date following the date of issuance. So long as any shares of Series A Preferred Stock remain outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock have been declared and paid in cash, the Company will be prohibited from declaring any dividends on, or making any distributions relating to, Junior Stock or Parity Stock, subject to certain exceptions.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders will be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the amount such holders would have received had such holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into common stock. The “Liquidation Preference” with respect to any share of Series A Preferred Stock will be $1,000 per share, plus the sum of any Preferred Dividends paid in the form of an increase in the Liquidation Preference of such share, plus the sum of all accrued and unpaid Preferred Dividends and Participating Dividends.

Holders of the Series A Preferred Stock are entitled to vote with the holders of the common stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided in the Series A Certificate of Designation or as required by applicable law, voting together with the holders of common stock as a single class. Each holder is entitled to a number of votes in respect of the shares of Series A Preferred Stock owned of record by it equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited.

For so long as any shares of the Series A Preferred Stock are outstanding the prior affirmative vote of at least a majority of the then-issued and outstanding shares of Series A Preferred Stock, voting as a separate class, will be required to (i) amend the Certificate of Incorporation or Bylaws in a manner adverse to the Series A Preferred Stock, (ii) amend the Series A Certificate of Designation, (iii) authorize or increase the number of authorized shares of Parity Stock or Senior Stock, and (iv) solely for so long as Conversant Fund A (as defined below) has the consent rights set forth in the Investor Rights Agreement, dated as of November 3, 2021, by and among the Company, the Conversant Investors (as defined below) and Silk Partners LP, incur indebtedness if the aggregate amount of indebtedness of the Company and its subsidiaries immediately after such incurrence is in excess of 105% of the aggregate amount of indebtedness of the Company and its subsidiaries in the prior calendar year as of December 31.

If a Change of Control (as defined in the Series A Certificate of Designation) occurs, then each holder will have the right to require the Company to repurchase in whole or in part such holder’s Series A Preferred Stock for a cash purchase price equal to the Change of Control Price (as defined below). Further, if a Change of Control occurs in which the Change of Control Price in respect of a share of Series A Preferred Stock exceeds an amount equal to 150% of the Liquidation Preference in respect of such share of Series A Preferred Stock, the Company will have the right, at its sole option, to redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock at an amount in cash equal to the greater of (A) 100% of the Liquidation Preference for such share and (B) the fair market value of the property such holder would have received in respect of the number of shares of common stock that would have been issuable upon conversion of such share of Series A Preferred Stock in connection with the Change of Control (the “Change of Control Price”).

The Series A Preferred Stock is redeemable, in whole or in part, at the option of the Company at any time (i) on or after the forty-two (42) month anniversary (and before the seventh anniversary) of the Closing Date (as defined below), at a cash redemption price per share of Series A Preferred Stock equal to the greater of (A) 100% of the Liquidation Preference as of the date fixed for redemption thereof and (B) an amount equal to (1) the number of shares of common stock issuable upon conversion of such share of Series A Preferred Stock as of the redemption date multiplied by (2) the VWAP (as defined in the Series A Certificate of Designation) of the common stock for the 30 trading days immediately preceding (and not including) the date on which notice of such redemption is given and (ii) on or after the seventh anniversary of the Closing Date, at a redemption price per share equal to 100% of the Liquidation Preference as of the redemption date. In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed will be selected pro rata among holders. The Company is only permitted to redeem the Series A Preferred Stock in part if (i) the aggregate cash redemption price is at least $5 million and (ii) immediately following such partial redemption, (a) the Conversant Investors and their affiliates beneficially own at least 17% of the outstanding shares of common stock on an as-converted basis, or (b) no shares of Series A Preferred Stock will remain outstanding.

Each holder has the right to convert (an “Optional Conversion”) each share of such holder’s Series A Preferred Stock at any time into (i) the number of shares of common stock equal to the quotient of (a) the Liquidation Preference divided by (b) the Conversion Price (as defined below) as of the applicable conversion date and (ii) cash in lieu of fractional shares. The Company has the right, exercisable at its option, to designate any business day on or after the third anniversary of the Closing Date as a conversion date for the conversion of all, but not less than all of the outstanding shares of Series A Preferred Stock, but only if the VWAP per share of common stock exceeds 150% of the Conversion Price for the 30 consecutive trading days immediately preceding the date the Company gives notice of such election to convert shares of Series A Preferred Stock (a “Mandatory Conversion”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding that is to be converted pursuant to such Mandatory Conversion will be converted into (i) the number of shares of common stock equal to the quotient of (a) the Liquidation Preference divided by (b) the Conversion Price as of the applicable conversion date and (ii) cash in lieu of fractional shares. The “Conversion Price” is initially $40.00 per share of common stock; provided, that the Conversion Price is subject to customary anti-dilution adjustments as provided in the Series A Certificate of Designation. If any such event occurs, the number of shares of common stock issuable upon conversion may be higher than the initial number of shares designated under the Series A Certificate of Designation.

Outstanding Warrants

In connection with certain financing transactions completed in November 2021, the Company, among other things, issued to the Conversant Investors 1,031,250 warrants each evidencing the right to purchase one share of common stock at a price per share of $40.00, subject to certain adjustments, and with an exercise expiration date of five years after the closing date of such financing transactions.

Registration Rights

Under our retirement and separation agreement with Lawrence A. Cohen, our former Chief Executive Officer, Vice Chairman of the Board and director, we and Mr. Cohen remain subject to and bound by the registration rights agreement set forth in Mr. Cohen’s employment agreement, which entitles Mr. Cohen to certain rights with respect to the registration under the Securities Act of our securities he holds. Under such registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or the account of other security holders, Mr. Cohen is entitled to notice of the registration and has the right to include the securities of ours that he holds in the registration. Mr. Cohen’s registration rights are subject to certain conditions, including the right of any underwriters of these offerings to limit the number of shares included in any of these registrations. We have agreed to pay all expenses related to these registrations, except for underwriting discounts and selling commissions.

On October 1, 2021, the Company entered into an Amended and Restated Investment Agreement (the “Investment Agreement”) with Conversant Dallas Parkway (A) LP (“Conversant Fund A”) and Conversant Dallas Parkway (B) LP (“Conversant Fund B” and, together with Conversant Fund A, the “Conversant Investors”), affiliates of Conversant Capital LLC, which amended and restated in its entirety the Investment Agreement that the Company entered into with the Conversant Investors on July 22, 2021. Pursuant to the Investment Agreement, the Company and the Conversant Investors entered into a registration rights agreement (the “Registration Rights Agreement”) on November 3, 2021 (the “Closing Date”). Pursuant to the Registration Rights Agreement, among other things, and on the terms and subject to certain limitations set forth therein, the Company was obligated to prepare and file, no later than 90 days prior to the second anniversary of the Closing Date, a shelf registration statement registering the shares of common stock issued or issuable in respect of any shares of Series A Preferred Stock issued to the Conversant Investors pursuant to the Investment Agreement (whether or not such shares of Series A Preferred Stock or common stock are subsequently transferred to any affiliates of the Conversant Investors) (the “Registrable Securities”), and the Company agreed to use its reasonable best efforts to keep such registration statement effective at all times until such date as the Investor Parties (as defined in the Registration Rights Agreement) collectively beneficially own less than 15% of the outstanding shares of common stock on an as-converted basis. In June 2023, the Company and the Conversant Investors entered into an equity commitment agreement pursuant to which the parties agreed that the common shares issued or issuable thereunder will constitute Registrable Securities and that the terms of such Registration Rights Agreement will apply mutatis mutandis to the common shares issued or to be issuable thereunder. Furthermore, the Company agreed to cooperate in adding such common shares to any shelf registration statement filed with the SEC covering previously unregistered common stock owned or to be owned by the Conversant Investors. The Company filed a registration statement on Form S-3 with the SEC on August 4, 2023 registering the Registrable Securities, and such registration statement was declared effective on October 25, 2023. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, the Conversant Investors are permitted to make one demand that the Company file a registration statement on Form S-3, or if not available, on Form S-1 to register the Registrable Securities and within any 12 month period, one demand that the Company consummate a “takedown” off of any such registration statement. The Registration Rights Agreement also provides the Conversant Investors and their affiliates with “piggy-back” registration rights. The Company is required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commission on the sale of Registrable Securities.

On February 1, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the Conversant Investors, Silk Partners, LP (“Silk”), PF Investors, LLC (“PF Investors” and, together with Silk, the “Silk Investors”), Solas Capital Partners, LP (“Solas I”), Solas Capital Partners II, LP (“Solas II”), Blackwell Partners LLC—Series A (“Blackwell” and, together with Solas I and Solas II, “Solas”), and Paul J. Isaac (Mr. Isaac, collectively, with the Conversant Investors, the Silk Investors and Solas, the “Purchasers”), pursuant to which the Purchasers agreed to purchase from the Company, and the Company agreed to sell to the Purchasers, in a private placement transaction pursuant to Section 4(a)(2) of the Securities Act, an aggregate of 5,026,318 shares (the “Shares”) of our common stock. The Securities Purchase Agreement provides that, as soon as reasonably practicable following the second closing of the Private Placement (which occurred on March 22, 2024) and no later than September 30, 2024, the Company will use its commercially reasonable efforts to prepare and file with the SEC a registration statement of the Company registering the resale, on a continuous or delayed basis pursuant to Rule 415 promulgated by the SEC pursuant to the Securities Act, of all of the Shares. All registration expenses incident to the Company’s performance of or compliance with any registration pursuant to the Securities Purchase Agreement shall be borne by the Company.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Laws

Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are designed to, among other things, discourage coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our Board of Directors in hopes of improving the terms of any such takeover bids.

Authorized but Unissued Capital Stock. We have 30,000,000 authorized shares of common stock and 15,000,000 authorized shares of preferred stock. Due to our authorized but unissued common stock and preferred stock, our Board of Directors may be able to discourage or make any attempt to obtain control of us more difficult. If, in the exercise of its fiduciary obligations, our Board of Directors determines that a takeover proposal is not in our best interest, the Board of Directors could issue a portion of these shares without stockholder approval, subject to any limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. These shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

In this regard, our Certificate of Incorporation grants our Board of Directors broad power to establish the rights, preferences and limitations of the authorized and unissued shares of our preferred stock. For example, our Board of Directors could establish one or more series of preferred stock that entitle holders to:

•	vote separately as a class on any proposed merger or consolidation;

•	cast a proportionately larger vote together with our common stock on any proposed transaction or other voting matter;

•	elect directors having terms of office or voting rights greater than those of our other directors;

•	convert preferred stock into a greater number of shares of our common stock or other securities;

•	demand redemption at a specified price under prescribed circumstances related to a change of control of us; or

•	exercise other rights designed to impede a takeover.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting of stockholders, and may not be taken by the written consent of our stockholders, unless such consent is unanimous. In addition, our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may, subject to the rights of holders of any series of preferred stock and unless otherwise prescribed by statute, be called only by our Board of Directors, the Chairman of our Board or stockholders possessing at least 25% of the voting power of our issued and outstanding voting stock. Stockholders may amend or repeal these provisions of our Certificate of Incorporation and Bylaws only by the affirmative vote of at least two-thirds of the voting power of our issued and outstanding voting stock.

Amendment of our Bylaws. Our Certificate of Incorporation and Bylaws grant our Board of Directors the power to adopt, amend and repeal our Bylaws upon the affirmative vote of at least a majority of the whole Board. Our stockholders may also adopt, amend or repeal our Bylaws by the affirmative vote of the holders of at least two-thirds of the voting power of our issued and outstanding voting stock.

Classified Board; Election and Removal of Directors. Our directors are divided into three classes serving staggered three-year terms, with only one class being elected each year by our stockholders. At each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired. Directors may be removed only for cause and by the affirmative vote of a majority of our securities then entitled to vote at an election of directors. A vacancy on our Board of Directors may be filled by the affirmative vote of a majority of the directors in office. Any director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. The number of directors on our Board of Directors generally will be fixed exclusively by, and may be increased or decreased exclusively by, our Board of Directors but in no event will be less than three nor more than nine.

Advance Notice Procedures for Director Nominations and Stockholder Proposals. Our Certificate of Incorporation provides the manner in which stockholders may give notice of business to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board of Directors.

Delaware Anti-Takeover Law. We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person who, together with his or her affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

The above description of Section 203 of the Delaware General Corporation Law is intended as a summary only and is qualified in its entirety by reference to Section 203 of the Delaware General Corporation Law.

Exclusive Forum Selection

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company or any director or officer or other employee or agent of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or Bylaws, or (d) any action asserting a claim against the Company or any director or officer or other employee or agent of the Company governed by the internal affairs doctrine shall be the federal district court for the District of Delaware (or, if the federal district court for the District of Delaware does not have jurisdiction, the Court of Chancery of the State of Delaware).

Limitation of Liability of Directors and Officers

Our directors and officers will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except, if required by Delaware law, for liability:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	of a director for unlawful payment of a dividend or unlawful stock purchases or redemptions;

•	for any transaction from which the director or officer derived an improper personal benefit; or

•	of an officer in any action by or in the right of the Company.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, as applicable, including breaches resulting from grossly negligent behavior, except in the situations described above.

DESCRIPTION OF DEPOSITARY SHARES

Set forth below is a description of the general terms and conditions of the depositary shares that may be offered under this prospectus. The specific terms and conditions of the depositary shares will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update or supersede the terms and conditions of the depositary shares as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement, deposit agreement and depositary receipts.

General

We may elect to offer fractional shares or some multiple of shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will issue receipts for depositary shares. Each depositary share will represent a fraction or some multiple of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fraction or multiple of a share of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interest in or multiple of shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. However, the depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.

Redemption of Depositary Shares

If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price for each depositary share will be equal to the applicable fraction or multiple of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (i) all outstanding depositary shares issued under the agreement have been redeemed, or (ii) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

Set forth below is a description of the general terms and conditions of the warrants that may be offered under this prospectus. The specific terms and conditions of the warrants will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update or supersede the terms and conditions of the warrants as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement, warrant agreement and warrant certificate.

General

We may issue warrants for the purchase of our common stock or preferred stock. Warrants may be issued independently or together with any of our common stock, preferred stock or rights offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as further set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants.

Terms of Warrants

The prospectus supplement relating to a particular issue of warrants to purchase our common stock or preferred stock will describe the terms of those warrants, which may include, without limitation, one or more of the following:

•	the title or designation of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of the warrants may be payable;

•

the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrant securities;

•	the price at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of the warrants issued with each such underlying warrant security;

•

if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

•	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase shares of our common stock or preferred stock, the holder will not have any rights as a holder of shares of our common stock or preferred stock, as the case may be, by virtue of ownership of the warrants.

DESCRIPTION OF RIGHTS

Set forth below is a description of the general terms and conditions of the rights that may be offered under this prospectus. The specific terms and conditions of the rights will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update or supersede the terms and conditions of the rights as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement, rights agent or subscription agent agreement and rights certificate.

General

We may issue rights to purchase common stock, preferred stock or warrants. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights issuance, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights issuance. Rights may be issued independently or together with any of our common stock, preferred stock or warrants offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of rights will be issued under a separate rights agent or subscription agent agreement to be entered into between us and a bank or trust company, as rights agent or subscription agent, as applicable, all as further set forth in the prospectus supplement relating to the particular issue of rights. The rights agent or subscription agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. A copy of the form of rights agent or subscription agent agreement, including the form of rights certificate representing a series of rights, will be filed with the SEC in connection with the offering of a particular series of rights.

Terms of Rights

The prospectus supplement relating to a particular issue of rights to purchase our common stock, preferred stock or warrants will describe the terms of those rights, which may include, without limitation, one or more of the following:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock or preferred stock or warrants purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Exercise of Rights

Each right would entitle the holder of the right to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock or preferred stock or warrants being offered. Holders may exercise rights at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised rights will be void. Holders may exercise rights as described in the prospectus supplement relating to the rights being issued. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Until a holder exercises the rights to purchase shares of our common stock or preferred stock or warrants, the holder will not have any rights as a holder of shares of our common stock or preferred stock or warrants, as the case may be, by virtue of ownership of the rights.

DESCRIPTION OF PURCHASE CONTRACTS

Set forth below is a description of the general terms and conditions of the purchase contracts that may be offered under this prospectus. The specific terms and conditions of the purchase contracts will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update or supersede the terms and conditions of the purchase contracts as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement and purchase contract.

General

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of shares of common stock or preferred stock, depositary shares, warrants or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of shares of common stock or preferred stock, depositary shares, warrants or any combination of the above. The price of the securities subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus securing the holder’s obligations under the purchase contract.

If we issue a purchase contract as part of a unit, the applicable prospectus supplement will state whether the purchase contract will be separable from the other securities in the unit before the purchase contract settlement date. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement, and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

Terms

The prospectus supplement relating to a particular issue of purchase contracts will describe the terms of those purchase contracts, which may include, without limitation, one or more of the following:

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts will be issued as part of a unit and, if so, the other securities comprising the unit;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance, or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination, or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

Set forth below is a description of the general terms and conditions of the units that may be offered under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update or supersede the terms and conditions of the units as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement and unit agreement or indenture.

We may issue units consisting of one or more shares of common stock, shares of preferred stock, depositary shares, warrants, or rights or any combination of such securities under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus which may include, without limitation, one or more of the following:

•	the title of the series of units;

•	identification and description of the separate securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the securities comprising the units will be separately transferrable; and

•	any other material terms of the units and the securities comprising such units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any applicable prospectus supplement pursuant to underwritten public offerings, at-the-market offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through agents, underwriters or dealers, directly to one or more purchasers without using underwriters or agents, or through any other method permitted by applicable law and described in the applicable prospectus supplement. We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

Agents could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities. To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then-prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement. We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or dealer would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

We may authorize underwriters, dealers or agents to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the New York Stock Exchange. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Norton Rose Fulbright US LLP. Any underwriters, dealers or agents will be represented by their own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Sonida Senior Living, Inc. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 incorporated in this Prospectus by reference from the Sonida Senior Living, Inc. Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

4,300,000 Shares

Sonida Senior Living, Inc.

Common Stock

Prospectus Supplement

August 15, 2024

Morgan Stanley

RBC Capital Markets

BMO Capital Markets